Exhibit 10.78

MULTI-FINELINE ELECTRONIX, INC.

CHANGE IN CONTROL PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN

1.1 Establishment. This Multi-Fineline Electronix, Inc. Change in Control Plan (the “Plan”) is established by the Compensation Committee of the Board of Directors of Multi-Fineline Electronix, Inc., effective January 18, 2012 (the “Effective Date”).

1.2 Purpose. The Company draws upon the knowledge, experience and advice of the officers and key executives of the Company and its subsidiaries in order to manage its business for the benefit of the Company’s stockholders. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change in Control. The Committee recognizes that such consideration, as well as the possibility of an involuntary termination or reduction in responsibility, can be a distraction to the Company’s officers and key executives and can cause them to consider alternative employment opportunities. The Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its officers and key executives, notwithstanding the possibility, threat or occurrence of such an event. The purpose of this Plan is to provide its Participants with specified compensation and benefits in the event of a Change in Control and termination of employment under circumstances specified herein.

1.3 Term of Plan. The initial term of the Plan (the “Initial Term”) shall commence on the Effective Date and, unless a Change in Control has occurred during the Initial Term or the Initial Term is automatically renewed as provided below, the Plan shall terminate and all Participation Agreements previously entered into shall automatically terminate and cease to be of any force or effect on the second (2nd) anniversary of the Effective Date. Notwithstanding the foregoing, the Initial Term and each subsequent Renewal Term shall be extended automatically for an additional term of one (1) year (each, a “Renewal Term”) from the end of the Initial Term or then effective Renewal Term, as the case may be, and Participation Agreements previously entered into shall not terminate at the end of the Initial Term or then effective Renewal Term unless, at least twelve (12) months prior to the end of such then effective term, the Committee has determined by resolution and given written notice to each Participant that the Plan shall terminate at the end of such then effective term. However, the Plan shall not terminate following the occurrence of a Change in Control until all payments and benefits required to be provided pursuant to the Plan have been provided in full.

2.	DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Except as otherwise defined by an individual Participant’s Participation Agreement, whenever used in this Plan the following terms shall have the meanings set forth below:

(a) “Annual Base Salary Rate” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Involuntary Termination, without giving effect to any reduction in the Participant’s annual base salary rate that constitutes a condition giving rise to Good Reason. For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(b) “Annual Bonus Rate” means an amount equal to all annual incentive bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Company in which the earlier of the Change in Control or the Participant’s Involuntary Termination occurs, without giving effect to any reduction in the Participant’s annual incentive bonuses that constitutes a condition giving rise to Good Reason. For this purpose, annual incentive bonuses shall not include signing bonuses or other nonrecurring cash incentive awards.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Non-Competition Consideration Multiplier” means (1) with respect to a Participant who is, immediately prior to the commencement of the Change in Control Period, the Chief Executive Officer, a factor of five-tenths (0.5), and (2) with respect to all other Participants a factor of three-tenths (0.3).

(e) “Cash Severance Multiplier” means (1) with respect to a Participant who is, immediately prior to the commencement of the Change in Control Period, the Chief Executive Officer, a factor of 2 and five-tenths (2.5), and (2) with respect to all other Participants a factor of one and seven-tenths (1.7).

(f) “Cause” means the occurrence of any of the following: (1) the Participant’s (i) willful or reckless and (ii) repeated failure to satisfactorily perform the Participant’s job duties after written notice of such failure to the Participant and no less than a one-month period in which to prospectively cure such failure to perform has lapsed without satisfactory cure; (2) the Participant’s failure to comply with all material applicable laws; (3) the Participant’s failure to comply with all lawful and material directives from the Board or executive management of the Company in performing the Participant’s job duties or in directing the conduct of the Company’s business after written notice of such failure to the Participant and no less than a one-month period in which to prospectively cure such failure to comply has lapsed without satisfactory cure; (4) commission by the Participant of any felony or intentionally fraudulent act against the Company or its employees, agents or customers that demonstrates the Participant’s untrustworthiness or lack of integrity; (5) commission by the Participant of any material fraud against the Company or use or intentional appropriation for the Participant’s personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated; or (6) any material noncompliance by the Participant with Company policy or procedure after written notice of such noncompliance to the Participant and no less than a one-month period in which to prospectively cure such noncompliance has lapsed without satisfactory cure.

(g) “Change in Control” means the occurrence of any of the following:

(1) the acquisition of beneficial ownership, directly or indirectly, of securities having fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another either at one time or over a series of acquisitions. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934). For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, an employee benefit plan of the Company, or any beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities as of the Effective Date (which, for the avoidance of doubt, shall include WBL Corporation Limited);

(2) the Company is party to a merger, consolidation or similar corporate transaction, or series of related transactions, which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such transaction(s);

(3) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(4) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company;

(5) as a result of a “going private” transaction, the common stock of the Company ceases to be traded on any established United States securities exchange; or

(6) a change in the composition of the Board within any consecutive period of thirty-six (36) months as a result of which fewer than a majority of the directors are Incumbent Directors.

Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(h) “Change in Control Period” means a period commencing upon the date three (3) months prior to the consummation of a Change in Control and ending on the date occurring twenty-four (24) months following the consummation of such Change in Control.

(i) “Chief Executive Officer” means the individual who, immediately prior to the commencement of the Change in Control Period, serves as the Company’s Chief Executive Officer appointed by the Board.

(j) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations or administrative guidelines promulgated thereunder.

(k) “Committee” means the Compensation Committee of the Board.

(l) “Company” means Multi-Fineline Electronix, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.

(m) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation (or other business entity) thereof.

(n) “Continued Healthcare Benefit Period” means (1) with respect to a Participant who is, immediately prior to the commencement of the Change in Control Period, the Chief Executive Officer, a period of thirty (36) months, and (2) with respect to all other Participants a period of twenty-four (24) months; provided, however, that the Continued Healthcare Benefit Period shall end on the date the Participant and the Participant’s covered dependents, if any, obtain healthcare coverage under another employer’s plan(s).

(o) “Disability” means that the Participant has been unable to perform his or her duties with the Company Group as the result of incapacity due to physical or mental illness, and such inability, at least one-hundred eighty (180) days after its commencement, is determined to be total and permanent by a physician selected by the Company Group or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(p) “Equity Award” means any Performance Vesting Equity Award, Time Vesting Equity Award or other share-based award granted to a Participant (whether before or after such Participant’s participation in the Plan commenced) by the Company, the Successor or any other member of the Company Group, whether granted before or after a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, the Successor or any other member of the Company Group in connection with a Change in Control.

(q) “Good Reason” means the occurrence during a Change in Control Period of any of the following conditions without the Participant’s informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice of such condition(s)

given by the Participant to the Company within ninety (90) days following the initial occurrence of such condition(s):

(1) a material diminution in the Participant’s authority, duties or responsibilities;

(2) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(3) a material reduction in the Participant’s Annual Base Salary Rate or Annual Bonus Rate;

(4) a material diminution in the budget over which the Participant retains authority;

(5) the relocation of the Participant to a work location more than fifty (50) miles from the Participant’s then present location of employment; or

(6) any other action or inaction by the Company, the Successor or any other member of the Company Group that constitutes a material breach of this Plan or any employment agreement with the Company Group to which the Participant is a party.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment for a period not exceeding two (2) years following the initial occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).

(r) “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(s) “Involuntary Termination” means the occurrence of either of the following:

(1) termination by the Company Group during a Change in Control Period of the Participant’s employment for any reason other than Cause; or

(2) the Participant’s resignation for Good Reason from all capacities in which the Participant is then rendering service to the Company Group, provided that such resignation is effective no later than two (2) years following the initial occurrence during a Change in Control Period of a condition constituting Good Reason;

provided further, however, that Involuntary Termination shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(t) “Key Employee Retention Plan” means the Key Employee Retention Plan of the Company adopted by the Committee on January 18, 2012 and as amended from time to time.

(u) “Local Law” means the law of the jurisdiction in which the Participant is employed that is applicable to and binding upon the operation of, and benefits to be provided by, the Plan or is otherwise applicable upon the Participant’s Involuntary Termination.

(v) “Participant” means each individual designated by the Committee to participate in the Plan who has executed a Participation Agreement.

(w) “Participation Agreement” means an Agreement to Participate in the Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant and may modify or add to the definitions of any of the terms set forth in this Section 2.1.

(x) “Performance Vesting Equity Award” means any share-based award granted by the Company to a Participant (whether before or after such Participant’s participation in the Plan commenced) under any share-based award plan of the Company, the vesting or earning of which is conditioned in whole or in part upon the achievement of one or more performance goals (e.g., the attainment of a target stock price or achievement of a corporate financial goal), notwithstanding that the vesting or earning of such award may also be conditioned upon the continued service of the award holder.

(y) “Release” means a general release of all known and unknown claims against the Company Group and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims (Age 40 and over)”) or Exhibit C (“General Release of Claims (Under age 40)”), whichever is applicable, with any modification thereto determined by legal counsel to the Company to be necessary or advisable to comply with Local Law or other applicable law or to accomplish the intent of this Plan.

(z) “Repatriation Benefits Agreement” means an agreement or so much of an agreement that provides for payment of repatriation benefits to a Participant under circumstances that would constitute an Involuntary Termination.

(aa) “Section 409A” means Section 409A of the Code.

(bb) “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute or would give rise to deferred compensation subject to and not exempted from the requirements of Section 409A.

(cc) “Separation from Service” means a separation from service within the meaning of Section 409A.

(dd) “Specified Employee” means a specified employee within the meaning of Section 409A.

(ee) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(ff) “Termination Year Bonus” means an amount equal to (1) the Participant’s Annual Bonus Rate multiplied by (2) a ratio, the numerator of which is number of days elapsed during the Company fiscal year of the Participant’s Involuntary Termination prior to the date of the Participant’s termination of employment, and the denominator of which is the total number of days contained in such Company fiscal year.

(gg) “Time Vesting Equity Award” means any share-based award granted by the Company to a Participant (whether before or after such Participant’s participation in the Plan commenced) under any share-based award plan of the Company, the vesting or earning of which is based solely upon the continued service of the award holder over a specified period of time.

(hh) “Voluntary Non-Competition Addendum” means an addendum to a Participant’s Release in the form attached hereto as Exhibit D which has been voluntarily executed by the Participant and, subject to the Participant’s continued satisfaction of its terms, will entitle the Participant to certain Monthly Voluntary Non-Competition Payments described in Section 5.3.

(ii) “Voluntary Non-Competition Period” means (1) with respect to a Participant who is, immediately prior to the commencement of the Change in Control Period, the Chief Executive Officer, a period of twelve (12) months, and (2) with respect to all other Participants a period of eight (8) months.

2.2 Construction. The Company intends that all payments and benefits provided by this Plan shall be exempt from or comply with all applicable requirements of Section 409A, and any ambiguities in the Plan shall be construed in a manner consistent with such intent. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ELIGIBILITY

The Committee shall designate those employees of the Company Group who shall be eligible to become Participants in the Plan. To become a Participant, the designated employee must execute a Participation Agreement. No Participant in the Plan may also participate in the Key Employee Retention Plan.

4.	TREATMENT OF EQUITY AWARDS UPON A CHANGE IN CONTROL

4.1 Time Vesting Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing any Time Vesting Equity Award held by a Participant but subject to Section 6, in the event of a Change in Control the vesting, exercisability and settlement of all such Time Vesting Equity Awards shall be accelerated in full immediately prior to but conditioned upon the consummation of the Change in Control, provided that the Participant either remains an employee with the Company Group immediately prior to the Change in Control or ceased to be an employee with the Company Group by reason of Involuntary Termination.

4.2 Performance Vesting Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing any Performance Vesting Equity Award held by a Participant but subject to Section 6, in the event of a Change in Control the vesting, exercisability and settlement of all such Performance Vesting Equity Awards shall be treated as follows:

(a) If Acquiror Fails to Assume, Continue or Replace the Performance Vesting Equity Award or Participant Is Involuntarily Terminated Prior to the Change in Control. In the event of either —

(1) a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), will not, in accordance with the provisions of Section 4.2(b) below, assume or continue the Company’s rights and obligations under the then-outstanding Performance Vesting Equity Award or substitute for such Performance Vesting Equity Award a substantially equivalent equity award, in each case for equity securities of the Acquiror which are or promptly will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and tradable on an established United States securities exchange, or

(2) the Involuntary Termination of the Participant prior to a Change in Control,

then the vesting, exercisability and settlement of all such Performance Vesting Equity Awards held by the Participant or the portions thereof which are not assumed, continued or substituted for by the Acquiror shall be accelerated to such extent as would be applicable under the terms of such awards had 100% of the target level of the applicable performance goals(s) been achieved, effective immediately prior to but conditioned upon the consummation of the Change in Control, provided that the Participant either remains an employee with the Company Group immediately prior to the Change in Control or ceased to be an employee with the Company Group by reason of Involuntary Termination.

(b) If Acquiror Assumes, Continues or Replaces the Performance Vesting Equity Award. In the event of a Change in Control in which the Acquiror will assume or continue the Company’s rights and obligations under the then-outstanding Performance Vesting Equity Award or substitute for such Performance Vesting Equity Award a substantially equivalent equity award, in each case for equity securities of the Acquiror which are or promptly will be registered under the Securities Act and tradable on an established United States securities exchange, then effective upon the consummation of the Change in Control each portion of the Performance Vesting Equity Award that would vest or be earned under the terms of such award upon the achievement of 100% of the target level of the applicable performance goal(s) shall vest, become exercisable and/or be settled on the date which is the first to occur of (1) the last day of the fiscal year of the Company or other performance period over which the performance goal(s) applicable to such portion of the Performance Vesting Equity Award were to be measured under the terms of the award as in effect immediately prior to the Change in Control, provided that the Participant then remains an employee with the Company Group, or (2) the Participant’s Involuntary Termination.

4.3 Continuation of Equity Awards Upon Involuntary Termination Prior to a Change in Control. In furtherance of the purposes of this Section 4, no Equity Award granted to a Participant whose cessation of employment with the Company Group would constitute an Involuntary Termination if such cessation occurred during a Change in Control Period and which otherwise remains unvested as of the date of such cessation of employment shall, without the express written consent of the Participant and notwithstanding any provision to the contrary contained in any plan or agreement evidencing such Equity Award, terminate or cease to be outstanding prior to the first to occur of (a) the date three (3) months following the date of the Participant’s termination of employment, (b) the time immediately prior to the consummation of a Change in Control or (c) the lapsing of the maximum term of such Equity Award, if any, as set forth in the agreement evidencing such award.

4.4 Effect on Subsequently Granted Equity Awards. It is the express intention of the Company and the Participant that the provisions of this Section 4 shall be deemed incorporated into any agreement evidencing an Equity Award granted to the Participant subsequent to the date of the Participant’s Participation Agreement, notwithstanding any “integration” or other provision of such Equity Award agreement to the contrary or the failure of such Equity Award agreement to make reference to this Plan, excluding only an Equity Award agreement which expressly refers to this Plan and disclaims such incorporation.

5.	INVOLUNTARY TERMINATION

In the event of a Participant’s Involuntary Termination, the Participant shall be entitled to receive the payments and benefits described in this Section 5.

5.1 Accrued Obligations. The Participant shall be entitled to receive the greater of the following accrued obligations or such payments and benefits as are required by Local Law:

(a) all salary, commissions, bonuses (including any annual incentive bonuses earned by the Participant for the fiscal year prior to the year of the Participant’s

Involuntary Termination which remain unpaid as of the date of such termination of employment) and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b) reimbursement within ten (10) business days of submission, within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan or share-based compensation plan or agreement (other than any such plan or agreement pertaining to an Equity Award whose treatment is prescribed by Section 4 or Section 5.2(c)), health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

5.2 Severance Benefits. Provided that the Participant executes and delivers to the Company in connection with the Participant’s Involuntary Termination the Release applicable to such Participant and the statutory period for revocation, if any, of the Release has lapsed prior to the sixtieth (60th) day following the date of Participant’s termination of employment without the Release having been revoked, the Participant shall be entitled to receive the following severance payments and benefits:

(a) Cash Severance Payment. Subject to Section 6, the Company shall pay to the Participant in a lump sum cash payment on the later of (1) the sixtieth (60th) day following the date of Participant’s termination of employment or (2) the date of consummation of the Change in Control an amount equal to the sum of (x) the product of the Participant’s Annual Base Salary Rate and the Participant’s Cash Severance Multiplier, (y) the product of the Participant’s Annual Bonus Rate and the Participant’s Cash Severance Multiplier, and (z) the Participant’s Termination Year Bonus.

(b) Continued Healthcare Benefit.

(1) Subject to Section 6, if the Participant elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premium for the Participant and the Participant’s covered dependents for the period commencing on the first day of the next month following the Participant’s termination of employment through the completion of the Continued Healthcare Benefit Period (the “Continued Healthcare Benefit”). Any portion of the Continued Healthcare Benefit that would otherwise become payable by the Company prior to the later of (1) the sixtieth (60th) day following the date of Participant’s termination of employment or (2) the date of consummation of the Change in Control shall instead be reimbursed to the Participant on the first day of the next month following such later date. After the Company ceases to pay premiums pursuant to this Section, the Participant may, if eligible, elect to continue healthcare coverage at the Participant’s expense in accordance the provisions of COBRA.

(2) To the extent that all or any portion of the Company’s payment of the Continued Healthcare Benefit would exceed an amount for which, or would continue for a period of time in excess of which, such Company payment would qualify for an exemption from treatment as Section 409A Deferred Compensation, then, for the duration of the Continued Healthcare Benefit Period: (i) the amount of the Company-provided Continued Healthcare Benefit furnished in any taxable year of the Participant shall not affect the amount of Continued Healthcare Benefit furnished in any other taxable year of the Participant; (ii) any right of the Participant to the Continued Healthcare Benefit shall not be subject to liquidation or exchange for another benefit; and (iii) any reimbursement for the Continued Healthcare Benefit to which the Participant is entitled shall be paid no later than the last day of the Participant’s taxable year following the taxable year in which the Participant’s expense for such Continued Healthcare Benefit was incurred.

(3) Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the Continued Healthcare Benefit would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the Continued Healthcare Benefit, the Company, in its sole discretion, may elect to instead pay to the Participant on the first day of each month of the Continued Healthcare Benefit Period a fully taxable cash payment equal to the COBRA premiums of the Participant and the Participant’s covered dependents for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). The Participant may, but is not obligated to, use such Special Severance Payment for the cost of COBRA premiums.

(4) The Participant shall notify the Company in writing within ten (10) business days following any date during the Continued Healthcare Benefit Period that the Participant or any of the Participant’s covered dependents obtains healthcare coverage under another employer’s plan(s).

(c) Acceleration of Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award held by the Participant but subject to Section 6, the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards not otherwise governed by the provisions of Section 4 shall be accelerated in full effective as of the sixtieth (60th) day following the Participant’s Involuntary Termination following a Change in Control. It is the express intention of the Company and the Participant that the provisions of this Section 5.2(c) shall be deemed incorporated into any agreement evidencing an Equity Award granted to the Participant subsequent to the date of the Participant’s Participation Agreement, notwithstanding any “integration” or other provision of such Equity Award agreement to the contrary or the failure of such Equity Award agreement to make reference to this Plan, excluding only an Equity Award agreement which expressly refers to this Plan and disclaims such incorporation.

5.3 Additional Non-Competition Consideration. Provided that the Participant (a) executes and delivers to the Company in connection with the Participant’s Involuntary Termination the Release applicable to such Participant and the statutory period for revocation, if any, of the Release has lapsed prior to the sixtieth (60th) day following the date of

Participant’s termination of employment without the Release having been revoked and (b) executes the Voluntary Non-Competition Addendum to the Release, then for each month during the Participant’s Voluntary Non-Competition Period, commencing with the date of the Participant’s termination of employment, during which the Participant fully complies with the provisions of the Voluntary Non-Competition Addendum, the Participant shall be entitled to receive an amount (the “Monthly Voluntary Non-Competition Payment”) determined by dividing (i) the sum of (x) the product of the Participant’s Annual Base Salary Rate and the Participant’s Cash Non-Competition Consideration Multiplier, and (y) the product of the Participant’s Annual Bonus Rate and the Participant’s Cash Non-Competition Consideration Multiplier, by (ii) the number of months contained in the Participant’s Voluntary Non-Competition Period. The Company shall pay each Monthly Voluntary Non-Competition Payment due to the Participant three (3) months in arrears on the first business day of the third (3rd) month following the applicable month during the Voluntary Non-Competition Period during which the Participant fully complies with the provisions of the Voluntary Non-Competition Addendum, provided that the Participant shall not be entitled to receive any further payment of the Monthly Voluntary Non-Competition Payment for any month during the Voluntary Non-Competition Period during which the Participant ceases to fully comply with the provisions of the Voluntary Non-Competition Addendum or for any month thereafter, even if the Participant again commences such full compliance. Amounts payable pursuant to this Section 5.3 are intended to constitute payment of reasonable compensation for personal services to be rendered on or after the date of the Change in Control to the maximum extent allowable for purposes of Section 280G(b)(4)(A) of the Code.

6.	CERTAIN FEDERAL TAX CONSIDERATIONS

6.1 Federal Excise Tax Under Section 4999 of the Code.

(a) Treatment of Excess Parachute Payments. In the event that any payment or benefit received or to be received by a Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would, but for this Section, subject the Participant to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Code or any similar or successor provision (“Section 280G”), then such Payments shall either be paid in full or to such lesser extent as would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code, whichever, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, would result in the greatest after-tax benefit to the Participant. Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of the benefits or payments to be provided pursuant to Section 5.2(b); (ii) reduction of other cash payments; (iii) reduction of accelerated vesting of Equity Awards other than stock options and stock appreciation rights; (iv) reduction of accelerated vesting of stock options and stock appreciation rights; and (v) reduction of other benefits paid or provided to the Participant. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards. If two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b) Determination of Amounts. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Participant as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Participant.

6.2 Section 409A. Notwithstanding any other provision of the Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:

(a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided on account of a Participant’s Involuntary Termination shall be paid or provided only at or following the time of the Participant’s Separation from Service.

(b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided on account of the Separation from Service of a Participant who is a Specified Employee shall be paid or provided commencing on the later of (1) the first day of the seventh (7th) month following the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this Plan. All such amounts of Section 409A Deferred Compensation that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Installment Payments Treated as Series of Separate Payments. It is the intent of this Plan that any right of a Participant to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(d) Compliance with Section 409A. The Company intends that income provided pursuant to this Plan will not be subject to taxation under Section 409A, and the provisions of the Plan shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) the Plan in order to conform to the applicable requirements of Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for income provided to any Participant pursuant to this Plan. In any event, and except for the responsibilities of the Company set forth in Section 14.9, no member of the Company Group shall be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorney fees, or other liability incurred by any Participant in connection with income provided pursuant to the Plan.

7.	CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

7.1 Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan, except as otherwise provided pursuant to a Repatriation Benefits Agreement, and, subject to Section 7.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4 and 5.

7.2 Noncumulation of Benefits. Except as required by Local Law or as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 7.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4 and 5 pursuant to (a) the Plan, (b) any agreement between the Participant and the Company Group or (c) any other plan, practice or statutory obligation of the Company Group, shall not exceed the amount of payments and benefits provided by this Plan upon such events.

8.	CONFIDENTIAL INFORMATION; NONSOLICITATION

8.1 Confidential Information. The Participant hereby agrees to hold in strict confidence and not to disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Participant’s employment with the Company Group, all Confidential Information in the Participant’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company Group and shall not be retained by the Participant or furnished to any third party, in any form except as provided herein; provided, however, that the Participant shall not be obligated to treat as confidential, or return to the Company Group copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section or any other duty owed to the Company Group by any person or entity, or (iii) is lawfully disclosed to the Participant by a third party. For purposes of this Plan, the term “Confidential Information” shall mean information disclosed to the Participant or known by the Participant as a consequence of or through his or her relationship with the Company Group, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company Group. The Participant agrees to continue to abide by the terms and conditions of the At Will Employee Agreements or similar agreement between the Participant and the Company Group (the “Proprietary Information Agreement”).

8.2 Nonsolicitation of Employees; Nondisparagement. In addition to each of the Participant’s obligations under the Proprietary Information Agreement, the Participant shall not, for a period equal to the Continued Healthcare Benefit Period following the Participant’s Involuntary Termination, either on the Participant’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company Group any of its officers or employees or offer employment to any person who is an officer or employee of the Company Group; provided, however, that a general advertisement to which an employee of the Company Group responds shall in no event be deemed to result in a breach of this Section. The Participant also agrees not to disparage the Company Group or its employees, directors, agents, attorneys and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Participant may respond truthfully and fully to any question, inquiry or request for information when required by legal process.

8.3 Survival of Provisions. The provisions of this Section 8 shall survive the termination or expiration of the Participant’s employment with the Company Group and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

9.	NO CONTRACT OF EMPLOYMENT

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company Group and a Participant, either the Participant or the Company Group may terminate the employment relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 12. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

10.	CLAIMS FOR BENEFITS

10.1 ERISA Plan. This Plan is intended to be a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

10.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) and any notices given to the Company, including notices of Good Reason (“Notices”) shall be submitted to the Company’s Vice President, Global Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits and Notices must be in writing on forms reasonably acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims

Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

10.3 Appeal of Denial of Claim.

(a) If a claimant’s claim for Benefits or a Participant’s claim of Good Reason is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) If a claim for Benefits or a claim of Good Reason is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Board (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:

(1) may request in writing that the Appeals Administrator review the denial;

(2) may review pertinent documents; and

(3) may submit issues and comments in writing.

(d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits or a claim of Good Reason, shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

11.	SUCCESSORS AND ASSIGNS

11.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

11.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 11.1 within twenty (20) business days after written request for such confirmation from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Involuntary Termination.

11.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

12.	NOTICES

12.1 General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a) if to the Company:

Multi-Fineline Electronix, Inc.

3140 E. Coronado Street

Anaheim, CA 92806

Attention: General Counsel

(b) if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.2 Notice of Termination. Any termination by the Company Group of the Participant’s employment during the Change in Control Period or any resignation by the Participant during the Change in Control Period shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 12.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. The failure by the Participant to include in the notice any fact or circumstance that contributes to a showing of resignation for Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his rights hereunder.

13.	TERMINATION AND AMENDMENT OF PLAN

Except as provided by Section 1.3, this Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. This Plan or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A).

14.	MISCELLANEOUS PROVISIONS

14.1 Administration. The Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the type and amount of benefits paid under the Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons.

14.2 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

14.3 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 5.2(b) and Section 5.3) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

14.4 No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

14.5 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14.6 Choice of Law; Venue. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Plan, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the federal courts of the United States for the Central District of California, and no other courts.

14.7 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

14.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

14.9 Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

14.10 Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.

14.11 Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement, the Release and the Voluntary Non-Competition Addendum, and to provide adequate assurance of the Participant’s due performance thereunder.

15.	AGREEMENT

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Plan as duly adopted by the Compensation Committee of the Board of Directors on January 18, 2012.

/s/ Christine Besnard
Christine Besnard

To be filed no later than May 17, 2012 (120 days following plan adoption)

[LETTERHEAD]

[DATE]

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue NW

Washington, D.C. 20210

RE:	Multi-Fineline Electronix, Inc. Change in Control Plan

Dear Sir/Madam:

Pursuant to the provisions of Department of Labor regulations at 29 CFR §2520.104-23, you are hereby notified that the employer named in Item 1 maintains a plan or plans (as identified in Item 2) primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. Item 3 states the approximate number of participants in each plan as of the date of this letter.

1. Name, address and employer identification number (EIN) of employer maintaining the plan:

Multi-Fineline Electronix, Inc.

3140 E. Coronado Street

Anaheim, CA 92806

EIN: 95-3947402

2. Name and plan identification number (PN) of each plan to which this notification applies:

Multi-Fineline Electronix, Inc. Change in Control Plan

PN: [001]

3. Number of participants in each plan to which this notification applies

PN 001:	7 participants

Please acknowledge receipt of this filing by signing and returning to the sender the enclosed copy of this statement. A stamped, self-addressed envelope is enclosed for your convenience.

Very truly yours,

Christine Besnard, Executive Vice President, General Counsel and Secretary

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

MULTI-FINELINE ELECTRONIX, INC.

CHANGE IN CONTROL PLAN

AGREEMENT TO PARTICIPATE IN THE

MULTI-FINELINE ELECTRONIX, INC.

CHANGE IN CONTROL PLAN

In consideration of the benefits provided by the Multi-Fineline Electronix, Inc. Change in Control Plan adopted by the Company on January 18, 2012 (the “Plan”),                                         (the “Employee”), an employee of Multi-Fineline Electronix, Inc. (the “Company”) or any of its subsidiaries, and the Company agree that, as of the date written below, the Employee shall become a Participant in the Plan and that each of the Company and the Employee shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the Employee.

The Employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company Group; that the Company has encouraged the Employee to consult with his or her personal legal and financial advisors; and that the Employee has had adequate time to consult with the Employee’s advisors before executing this agreement.

The Employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The Employee further acknowledges that except as otherwise established in an employment agreement between a member of the Company Group and the Employee, the employment relationship between the Employee and his or her employer may be terminated at any time, with or without cause.

This Participation Agreement, along with the Plan, constitutes the entire agreement between the Employee and the Company regarding the subject matters described therein. Except as provided by Sections 1.3 and 13 of the Plan, this Participation Agreement cannot be modified or terminated except by a subsequent written agreement executed by the Employee and the Company approved by the Board or its Compensation Committee.

MULTI-FINELINE ELECTRONIX, INC.

By:	Date:

Title:

EMPLOYEE

Date:
Signature

Address:

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

(Age 40 and over)

GENERAL RELEASE OF CLAIMS

(Age 40 and over)

This General Release of Claims (the “Agreement”) is by and between [Employee Name] (“Employee”) and [Multi-Fineline Electronix, Inc. or successor that agrees to assume the Change in Control Plan following a Change in Control] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A. Employee was employed by the Company or its                     subsidiary as of                     ,         .

B. Employee and the Company entered into an Agreement to Participate in the Multi-Fineline Electronix, Inc. Change in Control Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,         , wherein Employee is entitled to receive certain benefits in the event of his/her Involuntary Termination (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C. A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe Change in Control]

D. Employee’s employment [has been] [is being] terminated as a result of an Involuntary Termination. Employee’s last day of work and termination are effective as of                     ,         . Employee desires to receive the Severance Benefits provided by Section 5.2 of the Plan by executing this Release.

[E. Employee further desires to receive the Monthly Voluntary Non-Competition Payment provided by Section 5.3 of the Plan by executing and voluntarily continuing to comply with the provisions of the Voluntary Non-Competition Addendum attached to and made a part of this Release.]

NOW, THEREFORE, the parties agree as follows:

1. The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company or a parent or subsidiary of the Company.

2. Employee and Employee’s successors release the Company, its parent, subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Employee’s employment by the Company or a parent or subsidiary or the termination of such employment and occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to (a) any right of Employee pursuant to any indemnification agreement previously entered into between the Company and Employee (a “Prior Indemnity Agreement”) or (b) any rights or claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2802.

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and their obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company or its parent or subsidiary and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement, (iv) any agreement between the Company or its parent or subsidiary and Employee evidencing an Equity Award (as such term is defined by the Plan), as modified by the Plan, and (v) if executed by Employee and attached hereto the Voluntary Non-Competition Addendum.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. This Agreement [, together with the Voluntary Non-Competition Addendum attached hereto,] constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [Insert as required by applicable law: [45 DAYS] [21 DAYS]] TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

EMPLOYEE

Date:
[Employee Name]

COMPANY

Date:	By:
[Name]
[Title]

EXHIBIT C

FORM OF

GENERAL RELEASE OF CLAIMS

(Under age 40)

GENERAL RELEASE OF CLAIMS

(Under age 40)

This General Release of Claims (the “Agreement”) is by and between [Employee Name] (“Employee”) and [Multi-Fineline Electronix, Inc. or successor that agrees to assume the Change in Control Plan following a Change in Control] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS

A. Employee was employed by the Company or its                     subsidiary as of                     ,         .

B. Employee and the Company entered into an Agreement to Participate in the Multi-Fineline Electronix, Inc. Change in Control Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,         , wherein Employee is entitled to receive certain benefits in the event of his/her Involuntary Termination (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C. A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe Change in Control]

D. Employee’s employment [has been] [is being] terminated as a result of an Involuntary Termination. Employee’s last day of work and termination are effective as of                     ,         . Employee desires to receive the Severance Benefits provided by Section 5.2 of the Plan by executing this Release.

[E. Employee further desires to receive the Monthly Voluntary Non-Competition Payment provided by Section 5.3 of the Plan by executing and voluntarily continuing to comply with the provisions of the Voluntary Non-Competition Addendum attached to and made a part of this Release.]

NOW, THEREFORE, the parties agree as follows:

1. The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company or a parent or subsidiary of the Company.

2. Employee and Employee’s successors release the Company, its parent, subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Employee’s employment by the Company or a parent or subsidiary or the termination of such employment and occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to (a) any right of Employee pursuant to any indemnification agreement previously entered into between the Company and Employee (a “Prior Indemnity Agreement”) or (b) any rights or claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2802.

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and their obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company or its parent or subsidiary and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement, (iv) any agreement between the Company or its parent or subsidiary and Employee evidencing an Equity Award (as such term is defined by the Plan), as modified by the Plan, and (v) if executed by Employee and attached hereto the Voluntary Non-Competition Addendum.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. This Agreement [, together with the Voluntary Non-Competition Addendum attached hereto,] constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

EMPLOYEE

Date:
[Employee Name]

COMPANY

Date:	By:
[Name]
[Title]

EXHIBIT D

FORM OF

VOLUNTARY NON-COMPETITION ADDENDUM

TO GENERAL RELEASE OF CLAIMS

VOLUNTARY NON-COMPETITION ADDENDUM

TO GENERAL RELEASE OF CLAIMS

This Voluntary Non-Competition Addendum (the “Addendum”) is made and entered into by and between [Employee Name] (“Employee”) and [Multi-Fineline Electronix, Inc. or a successor that agrees to assume the Change in Control Plan following a Change in Control] (the “Company”) as an addendum to the General Release of Claims by and between Employee and the Company to which this Addendum is attached (the “Release”). This Addendum is effective on the Effective Date of the Release (the “Effective Date”).

RECITALS

A. Multi-Fineline Electronix, Inc., a Delaware corporation (“MFLEX”), is engaged throughout the United States of America and the world in the high volume flexible printed circuit manufacturer and high volume flexible printed circuit assembly manufacturer business for the mobile device market (the “MFLEX Business”).

B. Employee has been employed by the Company as its                     since                     ,         .

C. Employee and the Company entered into an Agreement to Participate in the Multi-Fine Electronix, Inc. Change in Control Plan (such agreement and plan being referred to herein as the “Plan”), effective as of                     ,         , wherein Employee is entitled to receive certain benefits in the event of his/her Involuntary Termination (as defined by the Plan), provided Employee signs [and does not revoke] the Release.

D. Employee’s employment [has been] [is being] terminated as a result of an Involuntary Termination. Employee’s last day of work and termination are effective as of                     ,         (the “Termination Date”). Employee desires to receive the Severance Benefits provided by Section 5.2 of the Plan by executing the Release and accordingly has executed the Release.

E. Employee further desires to receive the Monthly Voluntary Non-Competition Payment, as determined in accordance with Section 5.3 of the Plan (the “Monthly Voluntary Non-Competition Payment”), by executing and voluntarily continuing to comply with the provisions of this Addendum attached to and made a part of the Release.

NOW, THEREFORE, the parties agree as follows:

1. Employee Acknowledgement. Employee understands and acknowledges that the Non-Competition and Non-Solicitation Conditions (as described below) are not binding on the Employee. However, Employee further understands and acknowledges that he or she shall not be entitled to receive any further payment of the Monthly Voluntary Non-Competition Payment for any month during the Voluntary Non-Competition Period (as described below) during which Employee ceases to fully comply with any of the Non-Competition and Non-Solicitation

Conditions or for any month thereafter, even if Employee again commences full compliance with such conditions.

2. Monthly Voluntary Non-Competition Payment. For each month during the period of [twelve (12)] [eight (8)] months commencing with the Termination Date (the “Voluntary Non-Competition Period”) during which Employee fully complies with the Non-Competition and Non-Solicitation Conditions, the Company shall pay to Employee an amount equal to Employee’s Monthly Voluntary Non-Competition Payment determined in accordance with Section 5.3 of the Plan. The Company shall pay each Monthly Voluntary Non-Competition Payment due to Employee three (3) months in arrears on the first business day of the third (3rd) month following the applicable month during the Voluntary Non-Competition Period during which the Participant fully complies with the Non-Competition and Non-Solicitation Conditions, provided that Employee shall not be entitled to receive any further payment of the Monthly Voluntary Non-Competition Payment for any month during the Voluntary Non-Competition Period during which Employee ceases to fully comply with any of the Non-Competition and Non-Solicitation Conditions or for any month thereafter, even if Employee again commences full compliance with such conditions.

3. Non-Competition and Non-Solicitation Conditions. Full compliance with the Non-Competition and Non-Solicitations Conditions means that during the Voluntary Non-Competition Period Employee does not, anywhere in the Geographic Area (as defined below), without the prior written consent of the Company, directly or indirectly:

(a) perform services for (whether with or without compensation and whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, member of the board of directors or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934, as amended, or whose securities are listed on an established foreign securities exchange), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in the MFLEX Business, including, without limitation, a Direct Competitor (as defined below); or

(b) induce or attempt to induce any vendor, supplier, merchant, client, customer, strategic partner, licensee, licensor or business relation of the Company to cease doing business with Company, or in any way interfere with the relationship between the Company and any vendor, supplier, merchant, client, customer, strategic partner, licensee, licensor or business relation of Company, whether or not Employee had personal contact with such entity during the term of Employee’s employment with MFLEX.

For the purposes of this Addendum:

(i) “Direct Competitor” means any of the following: Fujikura, Nippon Mektron (Mektec), Sumitomo Electric, Flexium, Multek (Flextronics), Zheng Ding Technology, Interflex (Yang Poon sub), Ichia, and Career Technologies.

(ii) “Geographic Area” means the United States of America and each other jurisdiction in which the Company conducts material activities of the MFLEX Business.

Notwithstanding the foregoing, Employee shall not fail to fully comply with the Non-Competition and Non-Solicitations Conditions if Employee performs services for an entity whose primary business does not consist of the MFLEX Business but which operates a subsidiary, business unit or division which may engage in the MFLEX Business, so long as Employee does not directly perform services for such subsidiary, business unit or division.

4. Notice. Employee agrees to notify the Company within 24 hours of each employment or consulting position or membership on a board of directors he or she accepts (a “New Position”) during the Voluntary Non-Competition Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his or her duties in each such position. Such notice shall be provided to:

Multi-Fineline Electronix, Inc.

3140 E. Coronado Street

Anaheim, CA 92806

Attention: General Counsel

The Company shall respond in writing to Employee within seven (7) days of its receipt of such notice from Employee (including Employee’s response to a prior Company request for additional information) with either (i) a notice of the Company’s determination that Employee’s performance of services in the New Position either is or is not in full compliance with the non-competition condition described in paragraph 3(a) above, or (ii) a request for such additional information as reasonably necessary to enable the Company to make such determination. The Company’s failure to so respond shall be deemed acknowledgement by the Company that Employee’s performance of services in the New Position is in full compliance with the non-competition condition described in paragraph 3(a) above.

5. Not an Employment Agreement. This Addendum is not, and nothing in this Addendum shall be construed as, an agreement to provide employment to Employee.

6. Governing Law. This Addendum is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California.

7. Amendments; No Waiver.

(a) No amendment or modification of this Addendum shall be deemed effective unless made in writing and signed by the parties hereto.

(b) No term or condition of this Addendum shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. Assignment. This Addendum may be assigned by the Company, without the consent of Employee, to any affiliate of the Company or to any nonaffiliate of the Company that shall succeed to the business and assets of the Company. This Addendum is personal to Employee, and Employee may not assign any rights or delegate any responsibilities hereunder.

9. Further Assurances. From time to time, at the Company’s request and without further consideration, Employee shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Addendum, and to provide adequate assurance of Employee’s full compliance with the Non-Competition and Non-Solicitations Conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the Effective Date.

EMPLOYEE

Date:
[Employee Name]

COMPANY

Date:	By:
[Name]
[Title]